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                                                                   EXHIBIT 23.01

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Cardinal Health, Inc. on Form S-4 of our report dated August 14, 1995, except for Note 16 as to which the date is August 26, 1995, and our report dated January 5, 1996 (which reports express unqualified opinions and include an explanatory paragraph relating to the change in the method of accounting for income taxes), appearing in the Annual Report on Form 10-K of Cardinal Health, Inc. for the year ended June 30, 1995 and in the Form 8-K of Cardinal Health, Inc. dated January 10, 1996, respectively, and to the references to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

DELOITTE & TOUCHE LLP

Columbus, Ohio
March 22, 1996